Exhibit 99.1

News Release

For Further Information:
__________________
248-____-_____
investors@coniferholdings.com

Conifer Holdings Sells Insurance Agency Operations, Promotes Brian Roney to Chief Executive Officer

Troy, MI, September 3, 2024 – Conifer Holdings, Inc. (Nasdaq:CNFR) (“Conifer” or the “company”) today announced that on August 30, 2024, it completed the sale of its insurance agency operations for consideration equal to $45 million (subject to transaction expenses and customary purchase price adjustments), plus possible additional earn-out payments of up to $25 million based on the future performance of the operations that were sold.  Conifer also sold its remaining interest in Sycamore Specialty Underwriters for a purchase price of $6.5 million, of which $3 million was paid at closing and the remaining $3.5 million is scheduled to be paid by the end of 2024.  As a result of the sale, Conifer no longer has any insurance agency operations, and the company expects a significant decline in revenue.  In connection with the transactions, Mr. Nick Petcoff resigned as the Chief Executive Officer and as a director of Conifer, and accepted a position with the purchaser.  The Board of Directors of Conifer has appointed Brian Roney, Conifer’s President, to the position of Chief Executive Officer.

More information with respect to the transactions will be available in a Current Report on Form 8-K, which is expected to be filed with the Securities and Exchange Commission by September 6, 2024.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009.  Through its subsidiaries, Conifer has historically offered insurance coverage in both specialty commercial and specialty personal product lines. The company is traded on the NASDAQ (global market) under the symbol CNFR.  Additional information is available on the company’s website at www.CNFRH.com.

Forward-Looking Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. These forward-looking statements may include, without limitation, the potential to receive additional earn-out payments related to the sale of the company’s insurance agency operations, the timing and receipt of the additional $3.5 million in consideration for the sale of the company’s interest in Sycamore Specialty Underwriters, and the trend in future revenue. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on April 1, 2024 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

###